Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Oragenics, Inc. on Form S-3 of our report, dated March 14, 2025, with respect to our audits of the financial statements of Oragenics, Inc. as of December 31, 2024 and December 31, 2023 and for the years ended December 31, 2024 and December 31, 2023, which report is included in the Annual Report on Form 10-K of Oragenics, Inc. for the year ended December 31, 2024. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Cherry Bekaert LLP

Tampa, Florida

January 22, 2026